Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of June 25, 2024 (the “Effective Date”), by and between NN, Inc., a Delaware corporation (the “Company”) and Michael C. Felcher (“Consultant”). Each of the Company and Consultant may be referred to as a “Party” and, collectively, as the “Parties”.

Background

The Company desires to utilize the professional experience, ability, services, and background of Consultant in connection with the Company’s business operations pursuant to the terms and conditions set forth below.

Agreement

NOW, THEREFORE, in consideration of Consultant providing consulting services to the Company and for other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by Consultant, the Company and Consultant agree as follows:

1. Engagement of Consultant. The Company shall engage Consultant to perform consulting services for a period of one (1) month beginning on the Effective Date (the “Term”). The Term of this Agreement shall automatically renew for successive one (1) month periods (each a “Renewal Term”); provided, however, that either Party may terminate this Agreement, during the Term or any Renewal Term, upon providing the other party with seven (7) days prior written notice. Upon a termination of this Agreement, by either Party, for any reason whatsoever, the Company shall have no further obligation to pay any Fee (as defined herein) to Consultant.

2. Scope of Consulting Services. In consideration of the Fee (as defined herein) to be paid to Consultant pursuant to this Agreement, Consultant will provide support and services to the Company as set forth on Exhibit A (the “Services”). Consultant shall render the Services to the Company as such times and places as the Company and the Consultant shall from time to time agree.

3. Compensation. The Company will compensate Consultant for the Services hereunder at a rate of $230.00 per hour (the “Fee”). The Fee will be paid in biweekly installments upon presentment by Consultant of a valid invoice to the Company. The Company shall also reimburse Consultant for reasonable travel and other business expenses incurred by the Consultant in the performance of the Services, subject to the policies and procedures in effect from time to time, and provided that Consultant submits supporting vouchers, receipts, or other reasonable documentation.

4. Independent Contractor. Consultant is an independent contractor of Company and is not and will not be an employee, member, agent, or joint venturer of the Company or any other entity related to the Company. Consultant has no right, power, or authority to bind Company or any other entity in the Company or to assume or create any obligation on behalf of Company or any other entity in the Company, except to the extent Company specifically authorizes Consultant in writing to act on Company’s behalf. Likewise, Company has no right, power, or authority to bind Consultant or to assume or create any obligation on behalf of Consultant. Neither Party will represent to any third party that the relationship between them is anything other than as set forth in this Agreement. Company may not exercise control over the details of the Services and operations of Consultant. Consultant acknowledges that Consultant is solely responsible for all applicable federal, state, and local income and other taxes, self-employment taxes or premiums, and unemployment taxes with respect to all payments Company makes to Consultant under this Agreement, irrespective of the governmental jurisdiction asserting the payment obligation. The independent contractor relationship between the Parties cannot be modified by oral statements, written policies or procedures. To be effective, any agreement modifying the independent contractor relationship must be in writing and signed by the Company and Consultant. Consultant agrees to indemnify the Company (or as may be applicable, any entity in the Company) for any taxes, fines, penalties or interest that may be imposed on the Company or any entity in the Company with respect to the Company’s payment of the Fee to Consultant hereunder, including reasonable attorney’s fees and costs incurred by the Company or any entity in the Company for or in connection with any such matters or related proceedings.

5. Confidential Information; Non-Disclosure. Consultant acknowledges that the Confidential Information is confidential and proprietary and of significant and substantial value to the Company, and that the disclosure and/or use of such Confidential Information to or for any party other than the Company would result in material adverse consequences and irreparable harm and damage to the Company. Consultant shall not, directly or indirectly, disclose or use at any time (and shall cause its affiliates and representatives not to use or disclose) any Confidential Information (whether or not such information is or was developed by Consultant or any affiliate or representative of consultant), except to the extent that such disclosure or use is directly related to and required by the performance of the Consultant’s Services for the Company or as required by law or as otherwise provided hereunder. Consultant further agrees to take commercially reasonable steps, to the extent within its control, to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. In the event Consultant or any affiliate or representative of Consultant is required by law to disclose any Confidential Information, such party shall promptly notify the Company in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure and shall cooperate with the Company’s reasonable requests to preserve the confidentiality of such Confidential Information consistent with applicable law. For purposes of this Agreement, “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business of the Company, or its suppliers, distributors, customers, clients, independent contractors, independent sales representatives or other business relations. Confidential Information includes the following as they relate to the Company or its business and, in each case, to the extent that any entity in the Company or its business obtains a commercial benefit from the secret nature of such information: internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and potential acquisition candidates); identities of, individual requirements of, and specific contractual arrangements with, the Company’s suppliers, distributors, customers, clients, independent contractors, independent sales representatives or other business relations and their confidential information; trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and databases relating thereto; and inventions, innovations, improvements, developments, methods, designs, analyses, drawings, and reports. Notwithstanding the foregoing, Confidential Information does not include such information which: (A) at the time of disclosure is publicly available or thereafter becomes publicly available through no act or omission of Consultant; (B) is thereafter disclosed or furnished to Consultant by a third party who is not known by Consultant to have acquired the information under an obligation of confidentiality; (C) is independently developed by Consultant, including but not limited to Consultant’s work with other clients, without the use of or reference to Confidential Information; or (D) is disclosed by Consultant (subject to compliance with the applicable provisions of this Section 5) under compulsion of applicable Law. The foregoing obligations of confidentiality shall survive for five (5) years following the termination of this Agreement, except for obligations of confidentiality with respect to trade secrets which shall survive indefinitely.

6. Miscellaneous.

(a) Complete Agreement. This Agreement, together with the SEPARATION AGREEMENT dated July 1, 2021 and the AGREEMENT AND GENERAL RELEASE dated June 24, 2024, collectively represent the entire agreement of the Parties, and supersede any and all prior or contemporaneous agreements concerning this subject matter, whether written, unwritten, express or implied. Nothing in this Agreement is intended to modify or amend any restrictive covenants or other continuing obligations owed by Consultant to the Company under prior agreements entered into between the Parties.

(b) Reasonableness. Consultant acknowledges and agrees that he has weighed all the facts, conditions and circumstances pertaining to this Agreement and that he acknowledges and agrees that all of the provisions of this Agreement are reasonable.

(c) Modification, Amendment and Renewal. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the Parties.

(d) No Assignment. The services to be rendered by Consultant are unique and personal. Consultant may not assign any of his rights or delegate any of his duties or obligations under this Agreement without the prior written consent of the Company. Company may assign this Agreement without Consultant’s consent.

(e) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality, or unenforceability, without invaliding the remainder of this Agreement.

(f) Waiver. A waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver or estoppel of any subsequent breach by Consultant. No waiver shall be valid unless in writing and signed by the Company.

(g) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles of any state or jurisdiction. Except as other provided in this Agreement, each Party irrevocably (1) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware in any action arising out of or relating to this Agreement, (2) agrees that all claims in respect of such action may be heard and determined only in any such court, (3) hereby waives any claim of inconvenient forum or other challenge to venue in such court, and (4) agrees not to bring any action arising out of or relating to this Agreement in any other court.

(h) Compliance With Law. Consultant will comply with all laws, rules and regulations related to its activities on behalf of the Company pursuant to this Agreement. Consultant acknowledges that it is aware that the federal securities laws restrict trading in the Company’s securities while in possession of material non-public information concerning the Company. Consultant acknowledges that with respect to any Company securities now or at any time hereafter beneficially owned by Consultant or any of its affiliates, that it will refrain from trading in the Company’s securities while it or any such affiliate is in possession of material non-public information concerning the Company, its financial condition, or its business and affairs or prospects.

(i) Section Headings. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) Counterparts: Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or electronic transmission, and a facsimile or electronic version of this Agreement or of a signature of a Party will be effective as an original.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

COMPANY:		CONSULTANT:

NN, INC.

By:	/s/ D. Gail Nixon	/s/ Michael C. Felcher
Name:	D. Gail Nixon	Michael C. Felcher
Title:	Senior Vice President & CHRO

Exhibit A

Services

1.	Assist with quarter accounting close process.

2.	Guide SEC closing process for Q2.

3.	Support Debt and Refi process as needed.

4.	Create, develop Board materials as needed.

5.	Transition support for the finance, accounting, and operations teams.